Exhibit 10.70

INTERDIGITAL COMMUNICATIONS CORPORATION

LONG TERM COMPENSATION PROGRAM

The Company implemented the Long Term Compensation Program (the “Program”) to encourage management and executive level employees to continue to exercise their best efforts toward ensuring the success of the Company. All regular full-time or regular part-time employees (as defined in the Employee Handbook) at or above a manager or technical equivalent level are eligible to participate in the Program.

Compensation Components. As further described below, the Program consists of two compensation components: (1) a Long-Term Incentive Plan providing performance-based cash bonuses (the “LTIP”), and (2) an award of restricted stock units (“RSUs”) under the Company’s 1999 Restricted Stock Plan.

The LTIP component of the Program rewards grantees based on the Company’s achievement of performance goals established/approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

The RSU awards provide recipients with an opportunity to share in the growth of the Company’s value in the marketplace. An RSU is a contractual right to receive a share(s) of InterDigital Common Stock after completion of a specified vesting period.

Program Cycle. The Program operates in cycles (the “Program cycle”). The first Program cycle began on April 1, 2004 and will end on January 1, 2006. Subsequent Program cycles are intended to be overlapping three-year cycles, beginning January 1, 2005 and recurring every other year thereafter.

LTIP Cash Bonuses. The LTIP cash bonus targets are established based on a percentage of annual base salary and a payout under the LTIP is based on the Company’s achievement of certain performance goals associated with each Program cycle, established by the Compensation Committee at the start of each Program cycle. Your cash LTIP payout may exceed or be less than your targeted amount depending on achievement of the performance goals, or no payout may be made if the Company fails to meet the minimum performance goals for the Program cycle. To be eligible for a cash payout you must remain continuously employed by the Company (or an Affiliate of the Company) through the end of the Program cycle. For purposes of this Program, an Affiliate means any other individual, corporation, partnership, association, trust or other entity that, directly or indirectly, is in control of or is controlled by or is under common control with the Company. Payout of the LTIP cash bonus will be made no later than March 15 of the year following the end of each Program cycle.

RSU Terms. RSUs will be granted under, and subject to the terms of, the Company’s 1999 Restricted Stock Plan (the “Plan”). You will receive an RSU Award Agreement setting forth in detail the terms of your RSU grant along with a copy of the prospectus for the Plan. In the event of any conflict between this summary and your RSU award agreement, the RSU award agreement will govern.

For all non-executives/officers, the RSUs granted in connection with each Program cycle will vest incrementally based on the duration of the Program cycle. For the first cycle, vesting will occur over a two-year period with half of the RSUs vesting on January 1, 2005 and half vesting on January 1, 2006, so long as you remain continuously employed by the Company (or an Affiliate) through the applicable vesting dates. For subsequent Program cycles, currently intended to be three years in duration, vesting will occur 25% at the end of years one and two, and 50% at the end of year three. For all executive/officer level participants, the RSUs granted in connection with each Program cycle will vest 100% at the end of each cycle, so long as you remain employed by the Company or an Affiliate of the Company through the applicable vesting date. Settlement for RSUs that become vested will occur, subject to section 8 of the 1999 Restricted Stock Plan, on the first business day following the applicable vest date; provided, however, that in no event will settlement of your RSUs be made before the date which is six months after the date of your termination of employment if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, or any successor provision.

New Program Participants. If you are promoted to a level which qualifies you to participate in the Program for the first time or you are newly hired within the first two years of a three-year Program cycle (or within the first year of a two-year cycle), you will be eligible to receive a pro rata LTIP cash bonus and RSU award. The pro rata target LTIP cash bonus and RSU award will be determined based on the amount of time (number of pay periods) remaining in the first year of the LTCP cycle in which you are hired or promoted to a qualifying level plus the full amount associated with any ensuing years that remain in such cycle. By way of example, if you are a non-executive employee hired October 1st of the first year of a two year LTCP cycle, you would be eligible to receive 3/12 of that year’s LTCP eligibility in addition to the full-year eligibility for the second year of the LTCP cycle. The LTIP (cash) and RSU awards will be paid out and vest respectively, as described under the sections entitled “LTIP Cash Bonuses” and “RSU Terms”.

Promotion during Program Cycle. If you are promoted during a Program cycle and such promotion results in an accompanying increase in your Program payout target (LTIP target and RSU award), you will realize the benefit of the Program target increase at the beginning of the next applicable Program cycle unless the Compensation Committee, in its sole discretion, authorizes such an adjustment at a different time.

Effect of Termination of Employment. If, during a Program cycle, your employment with the Company terminates due to your death, “disability,” “retirement,” or termination by the Company without “cause” (each as defined below), you will earn a pro-rata portion of your LTIP cash bonus and RSU award. That pro-rata portion will be determined by multiplying both the amount of the LTIP cash bonus and the number of RSUs awarded to you under the Program by a fraction equal to the portion of the Program cycle that has transpired prior to the cessation of your employment over the entire Program cycle. Such pro-rata payment and distribution will be made to you (or, if applicable, your estate) at the same time as bonus payments and share distributions are made to active employees participating in the Program.

If your employment ceases for any other reason, all your rights under the Program (other than RSUs that have previously vested) will be forfeited. This means that if you voluntarily leave the Company, you will forfeit your rights to all compensation under the Program (other than any RSUs which may have previously vested.)

For purposes of the Program:

* “cause” means: (a) willful and repeated failure of an employee to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) an employee’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or an Affiliate; (c) willful misconduct or gross negligence by an employee in connection with his or her employment; or (d) an employee’s breach of any material obligation or duty owed to the Company or an Affiliate.

* “disability” means: (a) a disability entitling the employee to long-term disability benefits under the applicable long-term disability plan of the Company (or an Affiliate if employee is employed by such Affiliate); or (b) if the employee is not covered by such a plan, a physical or mental condition or illness that renders the employee incapable of performing his or her duties for a total of 180 days or more during any consecutive 12-month period.

* “retirement” means resignation after attaining a combination of age plus years of service at the Company (and Affiliates) equal to 70.

Effect of a Terminating Event. If a Terminating Event (meaning a Change of Control—as defined in the Plan—or liquidation of the Company) occurs during the Program cycle and while you are actively employed by the Company, then:

* immediately prior to (but contingent on the occurrence of) that Terminating Event all your RSUs will become fully vested and you will receive a distribution of InterDigital shares with respect to those RSUs; and

* you will be entitled to an early payment of your LTIP cash bonus in an amount equal to the greater of (i) your target LTIP cash bonus, or (ii) the LTIP cash bonus that would have been due to you at the end of the Program cycle (but for the Terminating Event), assuming performance through the remainder of the Program cycle would be consistent with performance in the portion of the Program cycle prior to the Terminating Event. Payment of this amount will be made not later than 30 days after the Terminating Event.

Taxation of Awards. The following is a brief description of the federal income and employment tax treatment of Program awards. The rules governing these awards are complex and their application may vary depending upon your individual circumstances. Moreover, statutory and regulatory provisions and their interpretations are subject to change. You are therefore encouraged to consult with your personal tax advisor regarding the tax consequences of participation in the Program.

For federal income and employment tax purposes, the full amount of any LTIP cash bonus will be taxable to you at the time the cash is paid to you.

For federal income tax purposes, you will recognize ordinary income with respect to the value of shares distributed in respect of RSUs at the time the shares are distributed to you based on the value of those shares at that time. For employment tax and possibly state income tax purposes, you will be taxed on the value of the shares subject to your RSUs at the time those RSUs vest, based on the value of those shares at that time. Further information regarding the taxation of your RSUs is contained in the Plan’s prospectus.

Future Program Cycles. While the Company reserves the right to alter or discontinue the Program at any time, its present intent is to continue the Program for future cycles. The Company expects future Program cycles to include both an LTIP component and an RSU component. If you are eligible to participate in a future Program cycle, additional information will be distributed to you at the start of that cycle.

Administration. The Program is administered by the Compensation Committee. The Compensation Committee has the right to terminate or amend the Program and its components at any time for any reason. The Compensation Committee also has the authority to select employees to receive awards, to create, amend, and rescind rules regarding the operation of the Program, to determine whether LTIP performance goals have been achieved, to reconcile inconsistencies, to supply omissions and to otherwise make all determinations necessary or desirable for the operation of the Program.

Election to Defer Settlement of RSUs. Participants who are eligible to defer settlement of their RSUs must make such election in the calendar year preceding the date of grant of the RSUs to be deferred. Eligibility to defer shall be made by the Company, in its sole discretion.

No Assignment. You may not assign, pledge or otherwise transfer any right relating to a cash or RSU award under the Program and any attempt to do so will be void.

No Right to Continued Employment. Your participation in the Program does not give you any right to continue in employment or limit in any way the right of the Company to terminate your employment at any time, for any reason.

Questions. If you have questions regarding the Program, please contact Gary Isaacs, Sr. Human Resources Officer, at 610-878-5721.

April 2005

INTERDIGITAL COMMUNICATIONS CORPORATION

LONG TERM COMPENSATION PROGRAM

SUPPLEMENTAL PROGRAM SUMMARY

In addition to the Company’s Long Term Compensation Program (the “Program”) Terms and Conditions as amended April 2005 (the “Terms and Conditions”), the provisions outlined in this Supplemental Program Summary apply to the Program. Taken together, the Terms and Conditions and this supplemental document (along with the terms contained in the Company’s 1999 Restricted Stock Plan and associated prospectus (collectively, the “Plan”) as such terms relate to the grant of restricted stock units (“RSU”) made under the Program), represents a comprehensive written description of the Program.

Program Goals

•	Introduces a new compensation program to attract, motivate and retain employees; and

•	Ensures alignment with market/industry practices and shareholder interests.

Program Cycles

As described in the Terms and Conditions, the initial Program cycle is a two-year cycle commencing April 1, 2004, with subsequent Program cycles occurring in overlapping three-year cycles. Under the initial two-year Program cycle, all participants will receive two-thirds of a full three-year cycle. The opportunity for non-executive/officer-level participants as well as executive/officer-level participants to receive the Long-Term Incentive Plan performance-based cash bonus component of the Program (“LTIP”) occurs at the end of each Program cycle.

On June 30, 2005, the Compensation Committee of the Board of Directors (“Committee”) revised Cycle 2 of the cash award portion of the Program which was scheduled to cover the period of January 1, 2005 to January 1, 2008 (“Cycle 2”) as follows:

•	Effective June 30, 2005, the cash award portion of Program Cycle 2 is revised to cover a 3 ½ year period beginning July 1, 2005 to January 1, 2009 (“New Cycle 2”). Only persons eligible to participate in the Program and actively employed on or after July 1, 2005 will be eligible to participate in New Cycle 2.

•	New performance goals covering New Cycle 2 will be approved by the Compensation Committee.

•	Each employee eligible to participate in Cycle 2 at June 30, 2005 and each former employee who was vested in a pro rata portion of the cash award of Cycle 2 at June 30, 2005 will receive a cash award covering the period of time from January 1, 2005 to June 30, 2005 (“Interim Period”).

•	Cash awards covering the Interim Period (“Interim Awards”) will be paid on or before August 1, 2005.

•	Interim Awards for each eligible person will be equal to 50% of the Pro Rata Amount.

•	Pro Rata Amount = Target Cash Award multiplied by the Applicable Fraction.

•	Target Cash Award = the total cash award an individual would have been eligible to receive at the end of Cycle 2 based upon such individual’s target and assuming 100% of corporate goals had been met.

•	Applicable Fraction = the number of pay dates during the Interim Period a person was participating in the Program under Cycle 2, divided by 72 (the total number of pay dates during Cycle 2).

Future Program cycles are expected to be overlapping three-year periods (with the next cash award cycle beginning January 1, 2009) such that performance-based cash award cycles will cover a three year period which begins one calendar year later than the RSU award cycle.

Program Targets

The following Program targets are based on organizational levels (or a specific officer position within the Company) and that organizational level’s (or the specific officer’s) base salary. The percentages are used to calculate the opportunity to receive the LTIP cash bonus component of the Program and the amount of the RSU award component of the Program:

• Manager/Sr. Manager & Technical Equivalent – 40%	• Chief Technology Officer – 90%
• Director/Sr. Director & Technical Equivalent – 45%	• Sr. Business Development Officer – 90%
• Functional VP – 50%	• General Counsel – 80%
• Chief Executive Officer – 120%	• Chief Strategic Standards Officer – 80%
• General Patent Counsel – 80%	• Sr. Engineering & Programs Officer – 80%
• Chief Financial Officer – 90%	• Sr. Human Resources Officer – 80%
• Fellow, ASIC/DSP – 70%

RSU awards are calculated based on the target percentage of base salary of an eligible participant divided by the Company’s closing share price on the date of the RSU award (i.e., April 1, 2004 for the initial Program cycle).

INTERDIGITAL COMMUNICATIONS CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of                      (the “Date of Grant”) by InterDigital Communications Corporation (the “Company”) to                              (“Grantee”).

1. Definitions. Capitalized terms shall have the meanings set forth below or in the Plan. As used herein:

(a) “Account” means a bookkeeping account reflecting Grantee’s interest in restricted stock units.

(b) “Cause” means: (a) willful and repeated failure of Grantee to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) Grantee’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or an Affiliate; (c) willful misconduct or gross negligence by Grantee in connection with his or her service to the Company; or (d) Grantee’s breach of any material obligation or duty owed to the Company or an affiliate.

(c) “Change in Control Event” means any transaction or series of transactions that constitutes both a Change of Control as defined in the Plan and at least one of the following:

(i) a change in the ownership of the Company, within the meaning of Q&A 12 of IRS Notice 2005-1;

(ii) a change in effective control of the Company, within the meaning of Q&A 13 of IRS Notice 2005-1; or

(iii) a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Q&A 14 of IRS Notice 2005-1.

(d) “Disability” means a disability entitling Grantee to long-term disability benefits under the applicable long-term disability plan of the Company (or its Affiliate if Grantee is employed by such Affiliate); or (b) if Grantee is not covered by such a plan, a physical or mental condition or illness that renders Grantee incapable of performing his or her duties for a total of 180 days or more during any consecutive 12-month period.

(e) “Dividend Equivalent” means credits arising in respect of dividends paid on Shares, as described in Section 6 herein.

(f) “Fair Market Value” means the closing price of a Share on the exchange or on NASDAQ, as reported in The Wall Street Journal on the relevant valuation date or, if there is no trading on that date, on the next preceding trading date.

(g) “Plan” means the InterDigital Communications Corporation 1999 Restricted Stock Plan, as amended.

(h) “Restricted Period” means the period beginning on the Date of Grant and ending on                         .

(i) “Restricted Stock Units” means a right to receive                          Shares issued pursuant to the Plan.

(j) “Retirement” means resignation by Grantee after attaining a combination of age plus years of service at the Company (and Affiliates) equal to 70 with the consent of the Company.

(k) “Vesting Date” means the earlier of (i)                          or (ii) the consummation of a Change in Control Event.

2. Grant of Restricted Stock Units.

(a) Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the Restricted Stock Units. The Company shall maintain an Account for Grantee reflecting the number of Restricted Stock Units credited to Grantee hereunder.

(b) All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Grantee acknowledges receipt of the Plan, a copy of which is annexed hereto, represents that he/she is familiar with the terms and provisions thereof and hereby agrees to be bound by the Plan (as presently in effect or hereafter amended) and this Agreement, and by all decisions and determinations of the Committee thereunder. (For purposes of this provision and other provisions of this Agreement, references to the Committee include any persons or administrative body to whom the Committee has delegated authority.)

3. Restrictions on Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign the Restricted Stock Units except by will or by the laws of descent and distribution. No such transfer occurring as a result of the Grantee’s death shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the applicable will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

4. Vesting and Forfeiture.

(a) Restricted Stock Units granted hereunder shall vest (meaning that the risk of forfeiture of such Restricted Stock Units shall lapse) on the Vesting Date if Grantee remains continuously employed by the Company through that date. Each Restricted Stock Unit credited under Section 6 in respect of Dividend Equivalents shall vest at the time of vesting of the Restricted Stock Unit that gives rise, directly or indirectly, to such Dividend Equivalent.

(b) If Grantee’s service as a director and/or employee of the Company ends prior to the Vesting Date due to a termination for Cause or a resignation for any reason other than Retirement, all Restricted Stock Units granted hereunder will be forfeited.

(c) If Grantee’s service or employment with the Company ceases prior to the Vesting Date due to death, Disability, Retirement, or termination by the Company without Cause, Grantee will become vested in a pro-rata portion of his or her Restricted Stock Units. That pro-rata portion will be determined by multiplying the number of Restricted Stock Units by a fraction equal to the portion of the Restricted Period that has transpired prior to such cessation of service or employment. Settlement for Restricted Stock Units that become vested pursuant to this Section 4(c) will occur subject to the terms of the Plan on the first business day following the Vesting Date; provided, however, that in no event will settlement of Grantee’s Restricted Stock Units be made before the date which is six months after the date of Grantee’s termination of employment if Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, or any successor provision.

5. Settlement and Election to Defer Settlement.

(a) Restricted Stock Units credited hereunder (including Restricted Stock Units credited in respect of Dividend Equivalents) will be settled by delivery of one share of the Company’s Common Stock for each Restricted Stock Unit being settled. Subject to Section 4(c) of this Agreement, settlement will occur on the first business day following the applicable Vesting Date, unless Grantee has elected to defer settlement in accordance with Section 5(b).

(b) By completing, signing and returning Exhibit “A” to this Agreement within 30 days of the date of this Agreement, Grantee may elect to defer the date of settlement of Restricted Stock Units credited hereunder. If a Grantee elects to defer settlement, such deferred settlement must occur on or after                                     . Notwithstanding the foregoing, no deferral election made pursuant to this Section 5(b) will be effective until the first anniversary of the date on which such election was made.

6. Dividend Equivalents and Adjustments. Dividend Equivalents shall be credited on Restricted Stock Units (other than Restricted Stock Units that, at the relevant record date, previously have been settled or forfeited) in accordance with this Section 6:

(a) Cash Dividends. If the Company declares and pays a dividend or distribution on its Shares in the form of cash, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution, multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.

(b) Non-Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of property other than Shares, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution, multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.

(c) Stock Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution or split, multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

7. Other Terms Relating to Restricted Stock Units.

(a) The number of Restricted Stock Units credited to a Grantee’s Account shall include fractional Restricted Stock Units calculated to at least three decimal places, unless otherwise determined by the Committee. Upon settlement of Restricted Stock Units, Grantee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Restricted Stock Units.

(b) It shall be a condition to the Company’s obligation to issue and deliver Shares in settlement of the Restricted Stock Units that Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount required is not paid, the Company may refuse to deliver the Shares in settlement of the Restricted Stock Units until such amount is paid. The

Committee may, in its discretion, permit a Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) to pay all or a portion of the amount required by the Company for such tax withholding, at such time and in such manner as the Committee shall deem to be appropriate, including by authorizing the Company to withhold from the Shares to be delivered in settlement, or by agreeing to surrender to the Company on or about the date such tax liability is determinable, Shares having a Fair Market Value on such date equal to the amount of such tax liability or a specified portion of such tax liability.

8. Absence of Tax Gross-Up Payment. There shall be no tax gross-up on the Restricted Stock Units.

9. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main office in King of Prussia, Pennsylvania. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.

10. Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock Units (or the underlying Shares) as it deems necessary or advisable to comply with applicable securities laws.

11. Award Not to Affect Service. The award granted hereunder shall not confer upon Grantee any right to continue service as an employee and/or director of the Company

12. Miscellaneous.

(a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the Grantee’s address as reflected in the Company’s personnel records.

(b) Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld by federal, state or local law in connection with this award.

(c) Any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Grantee or any person to whom ownership right may have passed any right to, or claim against any specific assets of the Company, nor result in the creation of any trust or escrow account for Grantee or any person to whom ownership rights may have passed. Grantee (or any other person entitled to a distribution hereunder) shall be a general creditor of the Company.

(d) To the extent not preempted by federal law, the validity, performance, construction and effect of this award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(e) To the extent Grantee elects to defer settlement of Restricted Stock Units pursuant to Section 5(b), this Agreement is intended to constitute part of a “top-hat” plan described in Section 201(2) of ERISA.

13. Claims Procedure.

(a) To initiate a claim with respect to the settlement of Restricted Stock Units deferred in accordance with Section 5(b), Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) (the “Claimant”) must file a written request with the Company. Upon receipt of such claim, the Company will advise the Claimant within ninety (90) days of receipt of the claim whether the claim is denied. If special circumstances require more than ninety (90) days for processing, the Claimant will be notified in writing within ninety (90) days of filing the claims than the Company requires up to an additional ninety (90) days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.

(b) If the claim is denied in whole or in part, the Claimant will be provided a written opinion, in language calculated to be understood by the Claimant, setting forth (i) the specific reason(s) for the denial of the claim, or any part of it, (ii) specific reference(s) to pertinent provisions of the Plan or this award upon which such denial was based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary, (iv) an explanation of the claim appeal procedure set forth in Section 13(c), below ; and (v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon appeal.

(c) Within sixty (60) days after receiving a notice from the Company that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Company a written request for a review of the denial of the claim. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the initial determination within such sixty (60) days period, the Claimant will be barred and estopped from challenging the determination.

(d) Within sixty (60) days after the Company’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, without regard to whether such materials were submitted or considered in the initial review, the Company will render a written opinion. The manner and content of the final decision will include the same information described above in Section 13(b)

with respect to the initial determination. If special circumstances require that the sixty (60) day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made. Any decision on appeal will be final, conclusive and binding upon all parties.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Award Agreement to be executed by its duly authorized officer, and Grantee has executed this Restricted Stock Unit Award Agreement, in each case as of the date first above written.

ATTEST:		INTERDIGITAL COMMUNICATIONS CORPORATION

BY:		BY:

Name:	Adrienne G. Juskalian	Name:	William J. Merritt

ATTEST:		GRANTEE:

BY:		BY:

Name:		Name:

EXHIBIT “A”

INTERDIGITAL COMMUNICATIONS CORPORATION

RESTRICTED STOCK UNIT DEFERRAL ELECTION FORM

Grant Date:                     ,

                     Restricted Stock Units

Check Only One [Read Carefully and Refer to Footnotes Below for Instructions]:

☐	I hereby elect to defer the settlement of of my Restricted Stock Units[1] until [2], (subject to accelerated settlement upon the consummation of a Change in Control Event[3] or my cessation of service as a director and/or employee of the Company).

☐	I hereby elect to defer the settlement of of my Restricted Stock Units[1] until my cessation of service as a director and/or employee of the Company (subject to accelerated settlement upon the consummation of a Change in Control Event3).

Name

Date

[1]	Pursuant to the requirements of I.R.C. Section 409A and I.R.B. Notice 2005-1, all of the shares awarded are eligible for deferral. Instruction: Indicate whether all or a portion of the eligible Restricted Stock Units are to be deferred.

[2]	Instruction: Insert a date on or after to correspond with each portion of the Restricted Stock Units being deferred.

[3]	As defined in Section 1(c) of the Restricted Stock Unit Award Agreement.